Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Trustmark Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-124772, 333-124178, 333-110066, 333-39786, 333-35889, 333-07141 and 333-74448) on Form S-8 and (No. 333-104566) on Form S-3 of Trustmark Corporation of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Trustmark Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Trustmark Corporation.

Our report refers to the Corporation’s 2006 changes in accounting for share based payments, mortgage servicing rights, evaluating prior year misstatements, and defined benefit pension and postretirement benefit plans.

/s/ KPMG LLP

Jackson, Mississippi
February 28, 2007

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